Exhibit 3.6

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of December 9, 1996 (the “Agreement”), is entered into by and between Capital Yield Corp., a Delaware corporation (the “General Partner”) and the individuals who are executing this Agreement as Limited Partners (such persons and anyone who in the future may be admitted to the Partnership as a limited partner in accordance with this Agreement are hereafter referred to collectively as the “Limited Partners” and individually each as a “Limited Partner”).

WITNESSETH:

WHEREAS, a Certificate of Formation (the “Certificate”) to form the Partnership has been filed with the Secretary of State of the State of Delaware; and

WHEREAS, the General Partner and the Limited Partners desire to enter into this Agreement to continue the existence of the Partnership and to set forth their agreement as to their rights and obligations with respect to the Partnership;

NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS; FORMALITIES

1.01.   Definitions.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Additional Capital Contributions” means the amount of any additional capital contributions made by a Partner pursuant to Section 3.01(b) hereof.

“Agreement” means this Agreement of Limited Partnership, as originally executed and as hereafter amended or modified from time to time.

“Capital Account” means the capital account determined and maintained for each Partner in the manner provided for in the Tax Allocations Addendum.

“Capital Contribution” or “Capital Contributions” means the Initial Capital Contribution and any Additional Capital Contributions made by a Partner pursuant to Section 3.01 hereof.

“Capital Priority Amount” means, with respect to each Partner, an amount equal to the sum of (i) the Partner’s Net Invested Capital plus (ii) the Partner’s Unrecovered Partner Priority Return at the time of determination.

“Cash Available for Distribution” means, with respect to any fiscal period, an amount, determined by the General Partner in its sole and absolute discretion, equal to the cash revenues of the Partnership from all sources (including without limitation any net proceeds received by the Partnership upon the sale or other disposition of Partnership assets other than in the ordinary course of the Partnership’s business, the net proceeds from any refinancing or borrowing by the Partnership, and interest income on Partnership working capital) during such fiscal period plus such reserves that the General Partner determines are no longer necessary to provide for the foreseeable needs of the Partnership, less (i) all cash expenditures of the Partnership during such fiscal period, including, without limitation, operating expenses, debt service, repayment of Partner Advances and interest thereon (which shall be repaid in full prior to any distribution of Cash Available for Distribution), administrative expenses, and expenditures incurred by the Partnership in connection with capital transactions, and (ii) such reserves that the General Partner determines to be necessary or appropriate to provide for the foreseeable needs of the Partnership.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership, and any and all amendments thereto, filed on behalf of the Partnership with the Secretary of State of the State of Delaware as required under the Act.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Estimated Market Value” means the estimated fair market value of the Partnership’s interest in the Operating Partnership as determined by the General Partner taking into account, among other relevant criteria, industry-standard valuation procedures, capitalized earnings and cash flow of the Operating Partnership, sales of comparable companies and such other factors as the General Partner, in its sole and absolute discretion, determines are appropriate, including, without limitation, market conditions at the time the

Estimated Market Value is to be determined and any discount appropriate for the valuation of such an interest.

“Fiscal Year” means the fiscal year of the Partnership, which initially shall end on December 31 of each year.

“General Partner” means Capital Yield Corp., a Delaware corporation, in its capacity as general partner of the Partnership and its permitted successors or assigns or any Person admitted as a substitute general partner pursuant to this Agreement.

“Initial Capital Contribution” means the amount of the capital contribution made by a Partner as described in Section 3.01(a).

“Limited Partners” means the Persons who execute this Agreement as Limited Partners as of the date hereof and any Person subsequently admitted as a substituted or additional Limited Partner pursuant to this Agreement (including any Limited Partner who becomes a Withdrawn Limited Partner pursuant to Section 5.02(b)). Reference to a “Limited Partner” means one of the Limited Partners.

“Majority” means Limited Partners other than Withdrawn Limited Partners, if any, with a majority of the Percentage Interests held by the Limited Partners, excluding any Partnership Interests held by any Withdrawn Limited Partners.

“Management Limited Partner” means a Limited Partner who is executing a signature page to this Agreement as a Management Limited Partner as of the date hereof or who later acquires an interest in the Partnership as a Management Limited Partner in accordance with the terms of this Agreement.

“Net Invested Capital” means, as to each Partner, the amount of such Partner’s Initial Capital Contributions, increased by the amount of any Additional Capital Contributions made by such Partner after the date of this Agreement pursuant to Section 3.01(b), and reduced, as and when made, by the amount of cumulative distributions to such Partner pursuant to Section 3.04(a)(i) which, pursuant to Section 3.04(b), are applied to reduce such Partner’s Net Invested Capital.

“Net Profits” or “Net Losses” means, with respect to a fiscal period, the net profits or net losses of the Partnership for Federal income tax purposes during such period as determined under section 702 of the Code.

“Operating Partnership” means American Enterprises MPT, L.P., a Delaware limited partnership, and any successor entity.

“Partners” means the General Partner and the Limited Partners. Reference to a “Partner” means any one of the Partners.

“Partner Advances” means loans or advances, if any, made by a Partner to the Partnership from time to time pursuant to Section 3.01(b).

“Partner Priority Return” means an amount, computed as of the end of each calendar month with respect to each Partner, equal to the product of (i) the quotient of the Prime Rate in effect for such month plus one-quarter of one percentage point divided by twelve (12), multiplied by (ii) the sum of (A) the average daily outstanding Net Invested Capital of the Partner during such month plus (B) the average daily outstanding Unrecovered Partner Priority Return for such Partner during such month. To the extent that the Partner Priority Return is not paid to a Partner with respect to any month, such unpaid Partner Priority Return shall be added to the Unrecovered Partner Priority Return and shall itself be subject to the Partner Priority Return thereafter. The Partner Priority Return shall begin to accrue with respect to a Partner as of the first calendar month in which the Partner makes Capital Contributions to the Partnership.

“Partnership” means the limited partnership formed under the Act by this Agreement by the parties hereto, as said Partnership may from time to time be constituted.

“Partnership Interest” means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all rights and benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Percentage Interest” means the percentage ownership interest of a Partner determined in accordance with this Agreement.

“Person” means any individual, partnership, corporation, trust, or other legal entity.

“Prime Rate” means for any period the daily average of the “base rate” for corporate loans at NationsBank, N.A. or such other large U.S. money center banks as shall be designated from time to time by the General Partner.

“Prior Profit Amount” means the amount computed by the General Partner, in its sole and absolute discretion, each time that one or more new Partners are to be admitted to the Partnership pursuant to Section 4.01(c) or the Partnership Interest of a Management Limited Partner is converted to that of a Withdrawn Limited Partner in accordance with Section 5.02(b), that a Partner would receive under Sections 3.04(a)(iii) and 3.04(a)(iv) if the Partnership were to sell all of its assets for cash equal to the Estimated Market Value as of the Valuation Date with respect to such admission or conversion and were to distribute the estimated net proceeds of such deemed sale, after payment of all Partnership liabilities and the allocation of any Net Profit or Net Loss of the Partnership for the fiscal year of such deemed sale (including for this purpose the estimated gain or loss that the Partnership would realize on the deemed sale), to the Partners (other than the new Partners then being admitted) pursuant to Section 3.04(a). In the event new Partners are admitted to the Partnership or the Partnership Interests of Management Limited Partners are so converted on more than one date, Prior Profit Amounts shall be calculated and credited to the Partners for each such admission or conversion, so that any appreciation in the Estimated Market Value of the Partnership during the period between Valuation Dates will be credited solely to those Persons who are Partners during such period. The General Partner shall be authorized and directed to make such adjustments to the computation of Prior Profit Amounts and the manner in which distributions and allocations are made to the Partners with respect to such Prior Profit Amounts as the General Partner determines are necessary or appropriate to insure that any appreciation in the Estimated Market Value of the Partnership is properly credited to those persons who are Partners (other than as Withdrawn Limited Partners) during the period in which such appreciation occurs.

“Subscription Agreement” means the Subscription Agreement being executed and delivered to the Partnership by each initial Limited Partner, other than Mitchell and Steven Rales, in connection with his or her acquisition of a Partnership Interest.

“Tax Allocations Addendum” means Exhibit A to this Agreement as it may be amended from time to time in accordance with Section 3.07.

“Tax Matters Partner” means the General Partner.

“Unrecovered Partner Priority Return” means, with respect to each Partner, such Partner’s cumulative Partner Priority Return reduced, as and when made, by the amount of all previous distributions made to the Partner pursuant to Section 3.04(a)(i), which pursuant to Section 3.04(b) were applied to reduce such Partner’s Unrecovered Partner Priority Return.

“Undistributed Prior Profit Amount” means, with respect to each Partner, the Prior Profit Amount credited to such Partner pursuant to Section 4.01(c) reduced, as and when made, by the amount of all distributions to the Partner pursuant to Section 3.04(a)(ii) with respect to such Prior Profit Amount. In the event new Partners are admitted or Management Limited

Partners become Withdrawn Limited Partners on more than one date and as a result there are Prior Profit Amounts credited to the Partners with respect to more than one Valuation Date, the Partnership shall separately account for the Undistributed Prior Profit Amounts with respect to each such Prior Profit Amount.

“Valuation Date” means (i) the date immediately prior to the date of the admission of one or more new Partners pursuant to Section 4.01(c), or (ii) the effective date on which a Management Limited Partner becomes a Withdrawn Limited Partner in accordance with Section 5.02(b).

“Withdrawn Limited Partner” means any Management Limited Partner whose Partnership Interest has been converted into that of a Withdrawn Limited Partner pursuant to Section 5.02(b).

1.02.   Continuation of Partnership; Certificate of Limited Partnership.  The General Partner formed the Partnership on November 21, 1996, pursuant to the provisions of the Act. The Partners hereby execute this Agreement for the purpose of continuing the existence of the Partnership and setting forth the rights, duties and relationship of the Partners. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file, with the appropriate office in that jurisdiction, a copy of the Certificate of Limited Partnership as filed with the office of the Secretary of State of the State of Delaware or any other documents necessary for the Partnership to qualify to transact business and to establish and maintain the Limited Partners’ limited liability under the Act. The Partners further agree and obligate themselves to execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate of Limited Partnership as may be required, either by the Act, by the laws of a jurisdiction in which the Partnership transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the Partnership as a limited partnership under the Act.

1.03.   Name.  The name of the Partnership is American Enterprises MPT Holdings, L.P..

1.04.   Names of Partners.  The names of the partners of the Partnership as of the date of this Agreement are set forth on the signature pages of this Agreement.

1.05.   Principal Place of Business.  The principal place of business and the principal office of the Partnership shall be located at 9211 Forest Hill Avenue, Suite 109, Richmond, Virginia 23235. The Partnership may have such other or additional offices, either within or without the State of Delaware, as the General Partner shall deem advisable.

1.06.   Registered Agent  The name and address of the initial registered agent of the Partnership shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The General Partner may change the registered agent from time to time, in its sole and absolute discretion.

1.07.   Term.  The term of the Partnership commenced on October 15, 1996 and shall continue until the Partnership is dissolved in accordance with the provisions of this Agreement.

1.08.   Title to Partnership Property.  Legal title to the property of the Partnership shall be in the name of the Partnership.

ARTICLE II
BUSINESS OF THE PARTNERSHIP

2.01.   Purposes.  The purposes for which the Partnership is formed and the businesses to be carried on and promoted by it are:

(a)               to invest in, and acquire, hold, deal with and dispose of an interest in, the Operating Partnership, including without limitation exercising any rights of a limited partner in the Operating Partnership; and

(b)              to engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the General Partner, in its sole and absolute discretion, may from time to time authorize or approve, whether or not related to the business described in Section 2.01(a) or to any other business then engaged in by the Partnership.

2.02.   Authority.  In order to carry out its purposes, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of its purpose and for the protection and benefit of the Partnership, including but not limited to the following:

(a)               buy, own, operate, assign, mortgage, or lease any property;

(b)              enter into any kind of activity, and perform and carry out contracts of any kind necessary to, in connection with, incidental to, or desirable to, the accomplishment of the purposes of the Partnership;

(c)               borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, pledge, or other lien; and

(d)              do any and all other acts and things necessary or desirable in furtherance of the Partnership’s business.

ARTICLE III
CAPITAL CONTRIBUTIONS,
PERCENTAGE INTERESTS,
DISTRIBUTIONS AND ALLOCATIONS

3.01.   Capital Contributions; Advances.

(a)             Each Limited Partner shall make an Initial Capital Contribution to the Partnership in the amount set forth in its Subscription Agreement. The General Partner shall make an Initial Capital Contribution to the Partnership in an amount equal to 1.01% of the aggregate Initial Capital Contributions of the Limited Partners.

(b)            In the event the Partnership requires funds in excess of the Partners’ Initial Capital Contributions, the General Partner, in its sole discretion, from time to time may request (but may not require) the Partners to make Additional Capital Contributions to the Partnership, subject to the following sentence; provided, however, that the General Partner shall be required to make Additional Capital Contributions such that the total amount of its Capital Contributions to the Partnership at all times shall be equal to at least 1.01% of the aggregate amount of Capital Contributions made to the Partnership by the Limited Partners. Unless otherwise agreed by all Partners other than any Withdrawn Limited Partners, all Partners other than any Withdrawn Limited Partners shall be offered the opportunity (but shall have no obligation) to make their pro rata shares of such Additional Capital Contributions in proportion to their respective Percentage Interests at the time. In the event one or more of such Partners elect not to make all of the Additional Capital Contribution that it is eligible to make, the other Partners (other than any Withdrawn Limited Partners) may elect to contribute such amounts. The Partners’ Percentage Interests shall not be adjusted as a result of any Additional Capital Contributions. In the event the General Partner, in its sole and absolute discretion, determines it would be more appropriate to obtain all or any portion of the funds needed by the Partnership in the form of loans from one or more of the Partners, the General Partner may request one or more of the Partners to loan or advance such funds to the Partnership, with interest on such loans or advances to be at the Prime Rate plus one-quarter of one percentage point (“Partner

Advances”).  It is expressly understood and agreed that the General Partner may permit one or more Partners to make Partner Advances without also offering the other Partners an opportunity to make Partner Advances, and the Partners shall have no right to make any Partner Advances on a proportionate or other basis except as determined by the General Partner, in its sole discretion.

(c)             Except as provided in Section 5.02(c), no Partner shall have the right to demand the return of its Capital Contributions or Net Invested Capital prior to the dissolution and liquidation of the Partnership.

3.02.   Percentage Interests. The Percentage Interest of the General Partner at all times shall be one percent (1.00%). The Percentage Interests of the Limited Partners as of the date of this Agreement are set forth in their respective Subscription Agreements. The Percentage Interests of the Limited Partners shall be adjusted from time to time to reflect the admission of any new Partners to the Partnership pursuant to Section 4.01(c), the withdrawal of any Partner, or the conversion of the Partnership Interest of a Management Limited Partner to that of a Withdrawn Limited Partner pursuant to Section 5.02(b), and the Partners hereby consent to any such adjustment.

3.03.   Capital Accounts.  The Partnership shall keep a separate Capital Account for each Partner which shall be determined and maintained in the manner provided for in the Tax Allocations Addendum attached hereto as Exhibit A.

3.04.   Distributions.

(a)             The Partnership shall make distributions to the Partners of any Cash Available for Distribution from time to time as determined by the General Partner, in its sole and absolute discretion. Any such distributions, and any distributions to be made to the Partners in connection with the liquidation of the Partnership, shall be made in accordance with the following priorities:

(i)                first, in the event the Capital Priority Amounts with respect to any Partners are greater than zero, to such Partners to the extent of and in proportion to their respective Capital Priority Amounts, until such amounts are reduced to zero;

(ii)             second, in the event the Undistributed Prior Profit Amounts with respect to any Partners are greater than zero, to such Partners to the extent of and in proportion to their respective Undistributed Prior Profit Amounts, until such amounts are reduced to zero; provided, however, that if there are Undistributed Prior Profit Amounts attributable to more than one Valuation Date and the amount to be distributed hereunder is less than the aggregate Undistributed Prior Profit Amounts, then the distribution hereunder shall be made in the order that such Undistributed Prior Profit Amounts arose, so that the Undistributed Prior Profit Amounts from the earliest Valuation Date shall be reduced to zero before distributions are made with respect to Undistributed Prior Profit Amounts attributable to subsequent Valuation Dates, and so on;

(iii)          third, to the Partners, to the extent of and in proportion to the remaining positive balances in their Capital Accounts; and

(iv)         thereafter, to the Partners other than any Withdrawn Limited Partners, pro rata in proportion to their respective Percentage Interests.

Notwithstanding the foregoing provisions of this Section 3.04(a), the General Partner shall cause the Partnership to distribute to each Partner, without regard to the priorities set forth above, an amount of the Partnership’s Cash Available for Distribution (to the extent thereof) equal to the product of (x) forty percent (40%) multiplied by (y) the Partnership’s estimated net taxable income allocable to such Partner for such period, as determined by the General Partner in consultation with the accountants who prepare the Partnership’s federal partnership information return (Form 1065) for such period, in proportion to the estimated amount of such net taxable income allocable to each Partner, and the amount so distributed to each Partner (the “Tax Distribution Amount”) shall be treated as having been received pursuant to the appropriate provisions set forth above for all purposes of this Agreement, including the determination of the Partner’s Capital Priority Amount, and Undistributed Prior Profit Amounts, as the case may be. In the event any distributions are made pursuant to the preceding sentence and, as a result, any Partners receive distributions in amounts less than the amounts they would have received without giving effect to the preceding sentence, then distributions for subsequent periods pursuant to this Section 3.04(a) shall be made on a priority basis so as to cause such Partners to receive, as quickly as possible, the amount of distributions they would have received had the distributions required by the preceding sentence not occurred, subject always to the requirements under the preceding sentence with respect to the distribution of Tax Distribution Amounts for such subsequent periods.

(b)            Any amount distributed pursuant to Section 3.04(a)(i) (or deemed distributed pursuant to such section) shall be applied first to reduce each Partner’s outstanding Unrecovered Partner Priority Return and after each Partner’s Unrecovered Partner Priority Return is reduced to zero, then to reduce each Partner’s Net Invested Capital.

3.05.   Allocation of Profits and Losses.

(a)             Subject to Section 4 of the Tax Allocations Addendum, Net Profits shall be allocated with respect to any Fiscal Year in the following order of priority:

(i)                first, to all Partners whose Capital Accounts have negative balances, in the ratio of such negative balances until such negative balances are brought to zero;

(ii)             second, to the Partners to the extent of, and in proportion to, the amounts necessary to bring the Capital Account balance of each Partner to an amount equal to such Partner’s Capital Priority Amount (prior to giving effect to any distributions made or to be made pursuant to Section 3.04(a)(i) with respect to such Fiscal Year);

(iii)          third, to the Partners to the extent of, and in proportion to, the amounts necessary to bring the Capital Account balance of each Partner to an amount equal to the sum of (A) such Partner’s Capital Priority Amount plus (B) such Partner’s Undistributed Prior Profit Amount (prior to giving effect to any distributions made or to be made pursuant to Section 3.04(a)(i) or Section 3.04(a)(ii) with respect to such Fiscal Year); and

(iv)         thereafter, any remaining Net Profits and gain shall be allocated to the Partners other than any Withdrawn Limited Partners first, so as to cause, as quickly as possible, any positive balances in the Partners’ Capital Accounts in excess of the sum of (A) their respective Capital Priority Amounts plus (B) their respective Undistributed Prior Profit Amounts (prior to giving effect to any distributions made or to be made pursuant to Section 3.04(a)(i) or Section 3.04(a)(ii) with respect to such Fiscal Year) to bear the same ratio to each other as the ratio of their respective Percentage Interests bear to each other and second, in proportion to their respective Percentage Interests.

(b)            Subject to Section 4 of the Tax Allocations Addendum, any Net Losses shall be allocated to the Partners as follows:

(i)                first, to the Partners with Capital Account balances in excess of the sum of (A) their respective Capital Priority Amounts plus (B) their respective Undistributed Prior Profit Amounts, to the extent of and in proportion to such excess amounts until such excess amounts have been eliminated;

(ii)             second, to the Partners with Capital Account balances in excess of their respective Capital Priority Amounts, to the extent of and in proportion to such excess amounts until such excess amounts have been eliminated;

(iii)          third, to the Partners (if any) with remaining positive Capital Account balances, to the extent of and in proportion to the amount of such balances until such balances have been reduced to zero; and

(iv)         thereafter, to the Partners, in proportion to their respective Percentage Interests.

3.06.    Partnership Funds.  All funds of the Partnership shall be deposited in such bank accounts as shall be designated by the General Partner and all withdrawals from such bank accounts shall be made by checks or other instruments signed by the designated representatives of the General Partner or such other Person or Persons as the General Partner may designate.

3.07.    Tax Matters.

(a)             The General Partner shall be the “Tax Matters Partner” for purposes of Code sections 6221 through 6232, inclusive. As the Tax Matters Partner, the General Partner shall prepare and file all required income tax returns and shall manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters.

(b)            The Tax Allocations Addendum shall set forth in detail the policies and procedures which shall guide the tax accounting of the Partnership. Such policies and procedures shall be in accordance with all then-applicable provisions of the Code and the Treasury Department regulations thereunder, including without limitation the provisions thereof governing allocation of gains and losses; provided, however, that such allocations (the “Regulatory Allocations”) shall be taken into account in allocating other profits, losses, and items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other profits, losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred. The General Partner shall have the authority to amend the Tax Allocations Addendum from time to time as it deems necessary, in its sole and absolute discretion.

ARTICLE IV
RIGHTS, OBLIGATIONS, AND POWERS OF
THE PARTNERS

4.01.   Authority of the General Partner.

(a)             The General Partner, in its capacity as general partner, shall have the right, power and authority, acting for and on behalf of the Partnership, inter alia, to take all actions and execute and deliver all agreements on behalf of the Partnership in connection with the business of the Partnership, including, without limitation, the authority to cause the Partnership to sell, exchange, lease, pledge, mortgage, or otherwise deal with all or any of its assets or to merge with or into any other entity (regardless of whether the Partnership is the surviving entity), as determined by the General Partner in its sole and absolute discretion. The General Partner also shall have the right, power and authority to execute and deliver on behalf of the Partnership any contract, agreement or other instrument or document required or otherwise appropriate to acquire, sell, operate or encumber the Partnership’s properties.

(b)            All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership. Except as otherwise expressly set forth in this Agreement, the General Partner (acting for and on behalf of and in the name of the Partnership), in extension and not in limitation of the rights and powers given it by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority, in the management of the Partnership’s business, to do any and all acts and things necessary, proper, convenient or desirable to effectuate the purposes of the Partnership.

(c)             The General Partner shall have the sole discretion and authority to admit to the Partnership one or more additional Limited Partners (who may be designated as Management Limited Partners, as the General Partner shall determine) and in connection therewith to determine the Percentage Interests of such additional Limited Partners following any such admission, without any further action or consent on the part of the other Partners being required. The Percentage Interests of Mitchell and Steven Rales (prior to the admission of the additional Limited Partners), but not the other Partners, shall be reduced by the amount of the Percentage Interests of the additional Limited Partners. The General Partner shall revise the Agreement and the other records of the Partnership as necessary to reflect the names, addresses, Percentage Interests, and Capital Contributions, if any, of such additional Limited Partners and the corresponding reduction of the Percentage Interests of Mitchell and Steven Rales, without any further action or consent on the part of the other Partners being required. In the event any additional Limited Partners are so admitted, the General Partner also shall determine the

Estimated Market Value of the Partnership on the Valuation Date with respect to the admission of such additional Partners and the amount (if any) of the Prior Profit Amount to be credited to each previously admitted Partner in connection with such admission.

4.02.   Restrictions on General Partner’s Authority.  Notwithstanding any other provision of this Agreement, including Section 4.01 and except as provided herein, the General Partner shall have no authority to do any of the following acts without obtaining the consent thereto of a Majority of the Limited Partners:

(i)         to file a bankruptcy petition on behalf of the Partnership; or

(ii)      to admit any general partner to the Partnership.

4.03.   Management of Business.  Except to the extent the consent of certain Limited Partners may be required under Section 4.02, management of the Partnership’s business shall in every respect be the full and exclusive responsibility of the General Partner, who shall have all rights, powers and authorities permitted by the Act and the laws of the State of Delaware. The General Partner shall have the right, power and authority to delegate any or all of its management duties to any other Person (including an affiliate of the General Partner) and to cause the Partnership to reasonably compensate any such Person for services rendered to or for the benefit of the Partnership, including a reasonable allowance for overhead expenses. No Limited Partner shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership.

4.04.   Outside Activities.  Except as may be otherwise limited or provided for in any other agreement between the Partnership and a Partner, the Partners may engage in and possess interests in other business ventures (including limited partnerships) of every kind and description whatsoever, including, without limitation, interests in other entities that may compete with the Partnership’s business. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

4.05.   Action Prior to Agreement.  Each and every act and action taken by the General Partner on behalf of the Partnership prior to the date hereof is hereby ratified and confirmed for all purposes and in all respects.

4.06.   Partners or Affiliates Dealing with Partnership.  Each of the Partners and any of their affiliates shall have the right to contract or otherwise deal with the Partnership.

4.07   Liability to Partnership and the Limited Partners.  Except as provided in Section 5.01, the General Partner shall not be liable, responsible or accountable in damages, for the return of Capital Contributions or otherwise to the Limited Partners or to the Partnership for any acts performed in good faith and within the scope of this Agreement except to the extent that a court of competent jurisdiction finds, upon entry of a final judgment, that its actions and/or omissions are attributable to gross negligence, willful misconduct, recklessness, malfeasance or fraud.

4.08.   Indemnification.

(a)             The Partnership shall indemnify, defend and hold harmless the Partners, their stockholders, owners, directors, officers, employees and agents from and against any loss, liability, damage, cost or expense (including reasonable attorneys fees) arising out of or alleged to arise out of any demands, claims, suits, actions or proceedings against any of them in or as a result of or relating to their respective capacities, actions or omissions with respect to the Partnership, or otherwise concerning the business or affairs of the Partnership including, without limitation, any demands, claims, suits, actions or proceedings, initiated by any of the Partners; provided, however, that the acts or omissions of the General Partner shall not be indemnified thereunder to the extent a court of competent jurisdiction finds, upon entry of a final judgment, that the same resulted from gross negligence, willful misconduct, recklessness, malfeasance or fraud. Any indemnification under this Section 4.08 shall be made from the assets of the Partnership, and no Partner shall be personally liable therefor.

(b)            The rights of indemnification contained in this Section 4.08 shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which any indemnified party shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnification shall be made solely and entirely from assets of the Partnership (excluding, for these purposes, all assets of the Partners other than those of and attributable to such Partner’s interest in the Partnership), and the Limited Partners shall not be personally liable to any indemnified party under this Section 4.08.

(c)             Any Person, when entitled to indemnification pursuant to this Section 4.08, shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding. All rights to indemnification hereunder shall survive the dissolution of the Partnership and the death, retirement, incompetency, insolvency or bankruptcy of any Partner.

4.09.   Transfers of Partnership Interests.

(a)             No Person shall be admitted as an additional or substituted General Partner of the Partnership without the prior written consent of a Majority of the Limited Partners.

(b)            No Person shall be admitted as an additional or substituted Limited Partner of the Partnership without the prior written consent of the General Partner, in its sole and absolute discretion.

(c)             None of the Limited Partners shall mortgage, pledge, give, sell, assign or otherwise dispose of all or any part of its Partnership Interest without the prior written consent of the General Partner, in its sole and absolute discretion. Any attempt to assign or transfer a Partnership Interest in violation of this Section 4.09(c) shall be null and void.

(d)            If a transferee or a legal representative of a Partner is not admitted as a substituted partner, neither such transferee nor legal representative shall have the right to participate in the management of the Partnership’s affairs.

(e)             Any additional Limited Partner admitted to the Partnership and any assignee or transferee of any interest in the Partnership shall execute such documents and take such actions as are reasonably requested by the General Partner to demonstrate that the additional Limited Partner, assignee or transferee is bound by the terms of this Agreement. Without limitation of the foregoing, any additional Limited Partner or transferee or assignee shall execute this Agreement, as amended from time to time, and agree to be bound by all of its terms and provisions. Upon completion of the assignment or transfer, any assignee or transferee of a Partner’s Partnership Interest shall be liable for all indebtedness and obligations of the Partnership for which the assignor or transferor was liable and which arise or accrue after such assignment or transfer.

4.10.   Limitation on Liability of Limited Partners.  The liability of the Limited Partners shall be limited to their respective Capital Contributions. The Limited Partners shall have no other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall any Limited Partner (or any of its partners) be personally liable for any obligations of the Partnership.

4.11.   Power of Attorney Granted to the General Partner.  Each of the Limited Partners hereby appoints and empowers the General Partner, its true and lawful attorney-in-fact in the Limited Partner’s name and behalf, to prepare any and every amendment to this Agreement and to sign, certify and acknowledge any and every such amendment to this Agreement (other than an amendment to this Agreement relating to the admission or increased contribution of a Partner, in which case such new Partner, or such Partner whose contribution is to be increased, shall sign such amendment or execute a power of attorney to sign such amendment specifically describing such admission or increase), which power of attorney shall be deemed to be irrevocable and a power coupled with an interest, so long as the General Partner remains as general partner of the Partnership, and which power of attorney shall survive the assignment by any Limited Partner of the whole or any part of its Partnership Interest, where such an amendment is necessary to reflect:

(a)             a change in the name of the Partnership;

(b)            the admission of additional or substituted Limited Partners pursuant to the terms of this Agreement;

(c)             the admission of a General Partner pursuant to the terms of this Agreement; or

(d)            the correction of any typographical error in this Agreement (or any amendment thereto).

Each Limited Partner further agrees that, upon the request of the General Partner, it will certify and acknowledge any such amendment and execute such further instruments as shall be necessary or appropriate to effect such amendments.

ARTICLE V
SPECIAL PROVISIONS FOR MANAGEMENT
AND WITHDRAWN LIMITED PARTNERS

5.01.   Partnership Interest for Services to be Rendered.  By executing a copy of this Agreement, each person admitted as a Management Limited Partner acknowledges and agrees that he or she is receiving his or her Partnership Interest in connection with his or her employment by the Partnership, the Operating Partnership, and/or one of their affiliates and in part as consideration for his or her agreement to render services to the Partnership, the Operating Partnership, and/or one of their affiliates. The Partnership Interest of each Management Limited Partner shall be subject to vesting, redemption, forfeiture, or conversion to that of a Withdrawn Limited Partner to the extent, and on the terms and conditions, provided in each Management Limited Partner’s Subscription Agreementnership Interest in the event such Management Limited Partner ceases to be employed by the Partnership, the Operating Partnership, or one of their affiliates.  Nothing in this Agreement or the Subscription Agreement of a Management Limited Partner shall be construed to limit in any way the right of the Partnership, the Operating

Partnership, or one of their affiliates to terminate the employment of a Management Limited Partner at any time.

5.02.   Effects of Redemption or Conversion

(a)             In the event the Partnership redeems the Partnership Interest of a Management Limited Partner or such Partnership Interest is forfeited pursuant to the terms of the Management Limited Partner’s Subscription Agreement, the Percentage Interests and Capital Accounts of Mitchell and Steven Rales (but not the other Partners) shall be increased by the amount of the Management Limited Partner’s Percentage Interest and remaining Capital Account, and the General Partner shall amend this Agreement and the other records of the Partnership as necessary to reflect the redemption or forfeiture of such Management Limited Partner’s Partnership Interest and the resulting increases in such Percentage Interests and Capital Accounts.

(b)            In the event the Partnership Interest of a Management Limited Partner is converted to that of a Withdrawn Limited Partner pursuant to the terms of the Management Limited Partner’s Subscription Agreement, the former Managment Limited Partner’s sole interest in the Partnership shall consist of the right to receive Partnership distributions pursuant to Section 3.04(a)(ii) up to the aggregate amount of his or her Prior Profit Amounts and allocations of Net Income and Net Loss to the extent provided in Section 3.05, and shall no longer have any of the rights of a Management Limited Partner under this Agreement. In the event any additional Partnership Interest is so converted, the General Partner shall determine the Estimated Market Value of the Partnership on the Valuation Date with respect to such conversion and the amount (if any) of the Prior Profit Amount to be credited to each Partner (including the Withdrawn Partner) as of such date.

5.03.   Effects of Merger, Etc.  In the event the Partnership is merged with or into any other entity or interests in the Partnership are otherwise exchanged for interests in another entity in a transaction in which the Partnership is not the surviving entity, the interests of the Partners in the resulting or surviving entity shall be allocated among the Partners in proportion to the amounts the Partners would receive if those interests were distributed in liquidation of the Partnership pursuant to Section 3.04. The General Partner is authorized to make such adjustments and arrangements with respect to the ownership of the interests in the resulting or surviving entity as the General Partner, in its reasonable discretion, deems necessary to properly reflect the economic interests of the Partners in the Partnership and to otherwise give effect to this Section 5.03.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.01.   Termination.

(a)             The Partnership shall terminate upon the occurrence of any one of the following events:

(i)                  the bankruptcy or insolvency of the Partnership;

(ii)               the bankruptcy, insolvency or withdrawal of the General Partner;

(iii)            the sale, disposition or abandonment of all or substantially all of the Partnership assets;

(iv)           the determination of the General Partner and Limited Partners other than the Withdrawn Limited Partners, if any, representing at least two-thirds (2/3) of the Percentage Interests then held by Limited Partners, excluding any Partnership Interests held by the Withdrawn Limited Partners, if any, that the Partnership should be dissolved; or

(v)              any act or event which causes the dissolution of the Partnership under the Act.

(b)            Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership have been distributed as provided in Section 6.01(c).  Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership shall continue to be governed by this Agreement.

(c)             Upon the dissolution of the Partnership, the nonwithdrawing Partner that is not bankrupt or insolvent, if any, or if there are none, a liquidating trustee appointed in accordance with the Act to wind up the Partnership’s affairs, shall with diligence liquidate the assets of the Partnership. The net proceeds of the liquidation of the Partnership, together with all assets of the Partnership at the time of such liquidation, shall be applied and distributed according to the following priorities:

(i)                  to the payment of the expenses of liquidation and the debts and liabilities of the Partnership (other than any debts or liabilities of the Partnership to any of the Partners);

(ii)               to the payment of any debts or liabilities of the Partnership to any of the Partners, provided that, if the amount available for such payment shall be insufficient, such payment shall be made pro rata in accordance with the respective amounts of such debts and liabilities;

(iii)            to the creation of any reserves which the liquidating Partners or liquidating trustee, as the case may be, deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Partnership; and

(iv)           to all Partners in the order of priority set forth in Section 3.04 above.

(d)            All distributions with respect to the Partnership and all returns of Capital Contributions to each Partner shall be payable solely from the assets of the Partnership and no Partner shall have any recourse against any other Partner for such distributions or returns.

(e)             Within a reasonable time following the completion of the liquidation of the Partnership’s properties, the General Partner shall supply to each of the Partners a financial statement which shall set forth the Partnership’s assets and liabilities and each Partner’s pro rata portion of the Partnership’s distributions.

(f)               Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner shall have the authority to execute and record any and all other documents required to effectuate the dissolution and termination of the Partnership.

6.02.   Amendment.  Except as otherwise expressly provided herein, this Agreement may be amended with the consent of the General Partner and Limited Partners whose Partnership Interests represent a majority of the Percentage Interests held by the Limited Partners; provided, however, that any amendment that is reasonably likely to have a material adverse effect on the amounts that any Limited Partner would be entitled to receive upon the liquidation of the Partnership shall require the consent of the General Partner and Limited Partners other than the Rales Partners whose Partnership Interests represent a majority of the Percentage Interests held by the Limited Partners other than the Rales Partners.

6.03.   Records and Reports.

(a)             The General Partner shall cause the Partnership to keep full and true books of account in which shall be entered fully and accurately the transactions of the Partnership. Such books of account shall be prepared on a basis selected by the General Partner. The fiscal year of the Partnership shall be the calendar year, unless otherwise determined by the General Partner (the “Fiscal Year”).

(b)            Each Partner and its duly authorized representatives shall have the right, at such Partner’s expense and after reasonable prior notice to the General Partner, to visit the offices and properties of the Partnership and examine the books of account and any other records of the Partnership, in each case at such reasonable times during normal business hours and as reasonably often as such Partner may desire.

(c)             As soon as reasonably practical, but in no event later than 180 days following the end of each Fiscal Year of the Partnership, the General Partner shall send to each Limited Partner such Partnership information as shall be reasonably necessary for the preparation by such Limited Partner of its Federal and state income tax returns.

6.04.   Investment Intent. Each Partner represents that it has, and acknowledges that the Partnership has, complied with all applicable Federal and state securities laws in the formation of this Partnership. Each Partner hereby represents and warrants that such Partner is acquiring its Partnership Interest for its own account, and not with a view toward resale or other distribution of its Partnership Interest, that it is not participating, directly or indirectly, in any underwriting of a distribution or a transfer of such Partnership Interest, and that it is not acquiring the Partnership Interest for resale upon the occurrence or non-occurrence of some predetermined event. Each Partner further covenants and agrees that (in addition to complying with the other limitations and restrictions imposed under this Agreement) such Partner will not offer, sell, or otherwise transfer its Partnership Interest, unless such Partnership Interest is registered pursuant to the Securities Act of 1933, as amended, and any applicable state regulations governing sale and transfer of corporate securities, or unless the Partnership shall be entitled to rely upon an opinion of counsel satisfactory to the General Partner with respect to compliance with or establishment of an exemption to the above laws.

6.05.   Miscellaneous.

(a)             Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

(b)            Subject to the restrictions on assignment and all other restrictions contained herein, the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the respective Partners. This subsection shall not be construed as creating any right to assign any Partner’s Partnership Interest.

(c)             The terms and provisions of this Agreement shall be construed under the laws of Delaware and the Act as now adopted or as it may be hereafter amended shall govern the interpretation of this Agreement.

(d)            This Agreement (including Exhibit A hereto) and the Subscription Agreements constitute the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

(e)             This Agreement may be executed in multiple counterparts and as so executed shall constitute one Agreement, binding on all the parties thereto.

(f)               No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Person or party against whom charged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE GENERAL PARTNER:

CAPITAL YIELD CORP.

By:		/s/ Michael G. Ryan
	Name:	Michael G. Ryan
	Title:	President

[Each Limited Partner is executing a separate signature page]

American Enterprises MPT Holdings, L.P.

First Amendment

Dated as of May 28, 2003

to the

Agreement of Limited Partnership

Dated as of December 9, 1996

FIRST AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

This First Amendment to the Agreement of Limited Partnership (this “Amendment”) of American Enterprises MPT Holdings, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of May 28, 2003, by and among Capital Yield Corp., a corporation organized under the laws of Delaware (“General Partner”) and American Enterprises MPT Corp., a corporation organized under the laws of Delaware (“MPT Corp.”).

WITNESSETH:

WHEREAS, General Partner and the limited partners entered into an Agreement of Limited Partnership (the “Partnership Agreement”) as of December 9, 1996;

WHEREAS, pursuant to that certain MPT Holdings Contribution Agreement, dated as of May 28, 2003, by and among MPT Corp., the Partnership, and the limited partners of the Partnership (the “Contribution Agreement”), MPT Corp. shall acquire a Limited Partner interest in the Partnership as set forth in the Contribution Agreement;

WHEREAS, pursuant to Section 4.09 of the Partnership Agreement, no Person shall be admitted as an additional or substituted Limited Partner of the Partnership without the prior written consent of the General Partner, in its sole and absolute discretion;

WHEREAS, pursuant to Section 4.09 of the Partnership Agreement, General Partner desires to amend the Partnership Agreement to provide for the addition of MPT Corp. as a Limited Partner of the Partnership; and

WHEREAS, capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto, intending to be legally bound, hereby amend the Partnership Agreement as follows:

1.                                       Upon the execution of this Amendment, the addition of MPT Corp. as a Limited Partner of the Partnership pursuant to the transactions contemplated by the Contribution Agreement is hereby ratified and approved. As a consequence of this Amendment, MPT Corp. shall become a party to the Partnership Agreement.

2.                                       This Amendment shall act as a counterpart signature to the Partnership Agreement.

3.                                       This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

4.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to the Agreement of Limited Partnership to be duly executed and delivered on their behalf, as of the day and year first above written.

AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

By Capital Yield Corp., Its General Partner

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	VP

AMERICAN ENTERPRISES MPT CORP.

By:	/s/ Douglas Barnett
Douglas Barnett
Senior Vice President, Chief Financial Officer and Treasurer

American Enterprises MPT Holdings, L.P.

First Amendment to the Agreement of Limited Partnership

American Enterprises MPT Holdings, L.P.

Second Amendment

Dated as of May 30, 2003

to the

Agreement of Limited Partnership

Dated as of December 9, 1996

SECOND AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

This Second Amendment to the Agreement of Limited Partnership (this “Amendment”) of American Enterprises MPT Holdings, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of May 30, 2003, by and among Capital Yield Corp., a corporation organized under the laws of Delaware (“CYC”), American Enterprises MPT Corp., a corporation organized under the laws of Delaware (“MPT Corp.”), and Warner Electric Group, Inc., a Delaware corporation (“Warner”).

WITNESSETH:

WHEREAS, CYC and the Limited Partners of the Partnership entered into an Agreement of Limited Partnership (the “Partnership Agreement”) as of December 9, 1996; and

WHEREAS, pursuant to that certain Warner Combination Agreement, dated as of May 30, 2003, by and among the Partnership, Colfax Corporation, a Delaware corporation (“Colfax:’), Warner, MPT Corp., Colfax Capital Corp., a Delaware Corporation, Janalia Corporation, a Delaware corporation, Equity Group Holdings L.L.C., a Delaware limited liability company and the security holders of Colfax, MPT Corp. and the Partnership (the “Combination Agreement”), the Limited Partners and CYC, as General Partner, shall transfer their respective interests in the Partnership to Warner;

WHEREAS, Warner shall acquire CYC’s General Partner interest in the Partnership and desires to replace CYC as General Partner;

WHEREAS, Section 4.09(a) of the Partnership Agreement provides that no Person shall be admitted as an additional or substituted General Partner of the Partnership without the prior written consent of the majority of the Limited Partners of the Partnership;

WHEREAS, MPT Corp. is the holder of a majority Limited Partner interest in the Partnership;

WHEREAS, Section 4.09(b) of the Partnership Agreement provides that no person shall be admitted as an additional or substituted Limited Partner of the Partnership without the prior written consent of the General Partner; and

WHEREAS, capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement.

NOW THEREFORE, in consideration of the foregoing the Partnership Agreement is hereby amended as follows:

1.                                       Upon the execution of this Amendment, Warner shall become a party to the Partnership Agreement in place of CYC, subject to the terms and conditions and entitled to the benefits thereof and shall succeed to the rights and liabilities of CYC, and CYC shall be dissociated from the Partnership.

2.                                       Warner is hereby designated as the General Partner.

3.                                       Warner shall be admitted as a Limited Partner with a 40% Limited Partner interest in the Partnership.

4.                                     The definition of “General Partner” set forth in Article I, Section 1.01 of the Partnership Agreement is revised by replacing “Capital Yield Corp.” with “Warner Electric Group, Inc.”

5.                                     The Partnership Agreement is hereby amended by deleting

Section 2.02 of the Partnership Agreement in its entirety and replacing it with the following:

“2.02   Authority.  In order to carry out its purposes, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of its purpose and for the protection and benefit of the Partnership, including but not limited to the following:

(a)               buy, own, operate, assign, mortgage, or lease any property;

(b)              enter into any kind of activity, and perform and carry out contracts of any kind necessary to, in connection with, incidental to, or desirable to, the accomplishment of the purposes of the Partnership;

(c)               borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, pledge, or other lien;

(d)              make contracts of guaranty and suretyship for the benefit of the General Partner or any other entity whose equity or other ownership interests are under the control, either directly or indirectly, of the ultimate parent of the General Partner, Colfax Corporation; and

(e)               do any and all other acts and things necessary or desirable in furtherance of the Partnership’s business. ”

6.                                       This Amendment shall act as a counterpart signature to the Partnership Agreement.

7.                                       This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

8.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to the Agreement of Limited Partnership to be duly executed and delivered on their behalf, as of the day and year first above written.

CAPITAL YIELD CORP.

By:
Name:
Title:

AMERICAN ENTERPRISES MPT CORP.

By:
Douglas Barnett
Senior Vice President, Chief Financial Officer and Treasurer

WARNER ELECTRIC GROUP, INC.

By:
Douglas Barnett
Senior Vice President, Chief Financial Officer and Treasurer

American Enterprises MPT Holdings, L.P.

Second Amendment to the Agreement of Limited Partnership

American Enterprises MPT Holdings, L.P.

Third Amendment

Dated as of June 30, 2004

to the

Agreement of Limited Partnership

Dated as of December 9, 1996

THIRD AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

This Third Amendment to the Agreement of Limited Partnership (this “Amendment”) of American Enterprises MPT Holdings, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of June 30, 2004, by and between American Enterprises MPT Corp., a corporation organized under the laws of Delaware (“CLFX”) and CLFX Corporation, a limited corporation organized under the laws of Delaware (“MPT Holdings” and together with CLFX, the “Partners”).

WITNESSETH:

WHEREAS, the Partners entered into an Agreement of Limited Partnership (the “Partnership Agreement”) as of December 9, 1996;

WHEREAS, the Partners wish to amend the Partnership Agreement to authorize the appointment of officers of the Partnership by the General Partner; and

WHEREAS, capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement.

NOW THEREFORE, in consideration of the foregoing, the Partnership Agreement is hereby amended as follows:

1.                                       Upon the execution of this Amendment, the Partnership Agreement is hereby amended by inserting new Section 4.11 into the Partnership Agreement as follows:

“4.11                                           Officers.

The officers of the Partnership may include (i) a President, (ii) a Chief Executive Officer, (iii) a Treasurer, (iv) a Chief Financial Officer, (v) one or more Vice Presidents, and (vi) a Secretary and (vii) such other officers as the General Partner may in its sole discretion appoint. All officers shall report to and be subject to the direction and control of the General Partner and shall have such authority to perform such duties in the management of the Partnership as may be provided by the General Partner. Any number of offices may be held by the same person as appointed by the General Partner in its sole discretion. Each officer shall hold office until such officer’s death, resignation or removal. Any officer may resign at any time upon written notice to the Partnership. Such resignation shall take effect at the date of receipt of such notice or at such later time as therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The General Partner may remove any officer at any time with or without cause. Subject to the supervision and direction of the General Partner, each of the officers of the Partnership shall have the powers incidental to the comparable officer of a Delaware corporation and shall have such other powers and perform such other duties as the General Partner may from time to time assign to such officer; provided, that notwithstanding the foregoing the powers of any officer of the Partnership shall not exceed the powers granted to the General Partner hereunder and shall be subject to the same restrictions as apply to the powers of the General Partner. The officers shall be indemnified to the fullest extent of the law for any actions taken on behalf of the Partnership in accordance with the provisions of this Partnership Agreement.”

2.                                     This Amendment shall act as a counterpart signature to the Partnership Agreement.

3.                                       This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

4.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Third Amendment to the Agreement of Limited Partnership to be duly executed and delivered on their behalf, as of the day and year first above written.

AMERICAN ENTERPRISES MPT CORP.

By:	/s/ Thomas O’Brien
Thomas O’Brien
Senior Vice President, General Counsel and Secretary

CLFX CORPORATION

By:	/s/ Thomas O’Brien
Thomas M. O’Brien
Senior Vice President, General Counsel and Secretary

American Enterprises MPT Holdings, L.P.

Third Amendment to the Agreement of Limited Partnership

American Enterprises MPT Holdings, L.P.

Fourth Amendment

Dated as of November 29, 2004

to the

Agreement of Limited Partnership

Dated as of December 9, 1996

FOURTH AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

This Fourth Amendment to the Agreement of Limited Partnership (this “Amendment”) of American Enterprises MPT Holdings, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of November 29, 2004, by and between American Enterprises MPT Corp., a corporation organized under the laws of Delaware (“CLFX”) and Power Transmission Holdings LLC, a limited liability company organized under the laws of Delaware (“PT” and together with CLFX, the “Partners”).

WITNESSETH:

WHEREAS, pursuant to the Second Amendment to the Amendment of Limited Partnership of American Enterprises MPT Holdings, L.P. entered into as of May 30, 2003, CLFX Corporation (f.k.a. Warner Electric Group, Inc.), a Delaware corporation (“CLFX”) was designated as the general partner of the Partnership;

WHEREAS, pursuant to that certain Contribution Agreement dated as of July 2, 2004, CLFX contributed all of its partnership interests in the Partnership to Warner Electric Holdings, Inc., a Delaware corporation (“WEH”) and pursuant to that certain Contribution Agreement dated as of July 2, 2004, WEH contributed all of its partnership interests in the Partnership to PT;

WHEREAS, the Partners wish to amend the Agreement of Limited Partnership with this Amendment to reflect the contributions set forth above and to designate PT as the General Partner of the Partnership; and

WHEREAS, capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement.

NOW THEREFORE, in consideration of the foregoing, the Partnership Agreement is hereby amended as follows:

1.                                       Upon the execution of this Amendment, the Partnership Agreement is hereby amended by designating PT as the General Partner of the Partnership and Article I, Section 1.01 of the Partnership Agreement is revised by replacing “Warner Electric Group, Inc.” with “Power Transmission Holdings LLC.”

2.                                       This Amendment shall act as a counterpart signature to the Partnership Agreement.

3.                                       This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

4.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Fourth Amendment to the Agreement of Limited Partnership to be duly executed and delivered on their behalf, as of the day and year first above written.

AMERICAN ENTERPRISES MPT CORP.

By:	/s/ Thomas O’Brien
Thomas O’Brien
Senior Vice President, General Counsel and Secretary

POWER TRANSMISSION HOLDINGS LLC

By:	/s/ Thomas O’Brien
Thomas M. O’Brien
Senior Vice President, General Counsel and Secretary

American Enterprises MPT Holdings, L.P.

Fourth Amendment to the Agreement of Limited Partnership